UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

November 8, 2007

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 8, 2007, PDL BioPharma, Inc. (the “Company” or “we”) issued a press release announcing the Company’s financial results for the three and nine months ended September 30, 2007 (the “Earnings Release”). The Earnings Release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Use of Non-GAAP Financial Information

To supplement the financial information that is presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in our Earnings Release, we provide certain non-GAAP financial measures that exclude from the directly comparable GAAP measures certain non-cash and other charges. These non-GAAP financial measures exclude depreciation of property and equipment, stock-based compensation expense, amortization of intangible assets, interest income and other, net, interest expense, income taxes and certain other items. We believe that these non-GAAP measures presented in the Earnings Release are useful for investors because these measures provide added insight into our performance and enhance an investor’s overall understanding of our financial performance by reconciling more closely to the actual cash expenses of the Company in its operations as well as excluding expenses that in management’s view are unrelated to our ongoing operations, the inclusion of which may make it more difficult for investors and financial analysts reporting on the Company to compare our results from period to period. Non-GAAP financial measures should not be considered in isolation from, as a substitute for or superior to financial information presented in compliance with GAAP, and the non-GAAP financial measures we reported may not be comparable to similarly titled items reported by other companies.

Revision to Previously Announced Third Quarter 2007 Results of Operations

In the course of our preparation of the quarterly report on Form 10-Q for the quarterly period ended September 30, 2007 (the “Q3 Report”), and subsequent to our issuance of the Earnings Release, we identified an error in our financial statements for the three and six months ended June 30, 2007 (the “Q2 Financials”) and determined that we should have recognized in our Q2 Financials an impairment charge of $5.0 million to reduce the net carrying value of certain held-for-sale company-owned properties. As a result, our financial statements for the three and nine months ended September 30, 2007 (the “Q3 Financials”) set forth in the Earnings Release were also in error. Attached as Exhibit 99.2 to this current report on Form 8-K and incorporated herein by reference are (1) tables showing the corrections to our condensed consolidated statements of operations, condensed consolidated balance sheet data and condensed consolidated statements of cash flow data; (2) non-GAAP condensed consolidated statements of operations; and (3) a reconciliation of non-GAAP condensed consolidated statements of operations to GAAP, each corrected from the versions that were attached to our Earnings Release to reflect the impact of the impairment charge of $5.0 million we should have recognized in our Q2 Financials.

Item 4.02.	Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On November 8, 2007, the Audit Committee of our Board of Directors concluded that our Q2 Financials should no longer be relied upon because of an error in the Q2 Financials. As a result, we will amend our quarterly report on Form 10-Q for the quarterly period ended June 30, 2007 (the “Q2 Report”) to restate our Q2 Financials and revise other disclosures in the Q2 Report which incorporated or reflected the error. A brief description of the facts underlying the foregoing conclusion of our Audit Committee is set forth below.

During the three months ended June 30, 2007, our management committed to a plan to sell two buildings that comprised part of our former corporate headquarters in Fremont, California (the “Fremont Properties”). In preparing our Q2 Financials, we performed an impairment analysis (the “Q2 Impairment Analysis”) under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” of the net carrying value of the Fremont Properties. Based on our measurement of the net carrying value of the Fremont Properties and the market value information available at the time we conducted the Q2 Impairment Analysis, we concluded that the net carrying value of the Fremont Properties was not impaired as of June 30, 2007.

In the course of preparing our Q3 Report, we determined that we had incorrectly measured the net carrying value of the Fremont Properties when we performed the Q2 Impairment Analysis. We should have determined that the net carrying value of the Fremont Properties was impaired as of June 30, 2007 and recognized in our Q2 Financials an impairment charge of $5.0 million to reduce the net carrying value of the Fremont Properties to its then net present value. Because we did not recognize the impairment charge of $5.0 million in our Q2 Financials, our Q2 Financials included in our Q2 Report are misstated and should no longer be relied upon.

Our Chief Financial Officer, Corporate Controller and other employees in our Finance organization have discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters disclosed in this Item 4.02 of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 8, 2007, regarding the third quarter 2007 financial results of PDL BioPharma, Inc.

99.2	Corrected Earnings Release Financial Tables

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2007

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer

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